Exhibit 99.1

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate Completes Purchase of Sanex Personal Care Brand in Europe

New York, New York, June 20, 2011...Colgate-Palmolive Company (NYSE:CL) today announced, as expected, that it has completed the purchase of the Sanex personal care brand from Unilever PLC for €672 million (approximately US$952 million).

Sanex is a premium-priced personal care brand with a distinct positioning around healthy skin and strong market share positions in Europe. The agreement to purchase the Sanex brand was signed and announced in March 2011.

Ian Cook, Colgate’s Chairman, President and CEO said, “We are excited to move forward on this strategically important acquisition that will strengthen Colgate’s positions in the shower gel and deodorant categories in Europe and our overall personal care business in that region.”

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About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgate.com. To learn more about Colgate’s global oral health education program, Bright Smiles, Bright Futures ™, please visit http://www.colgatebsbf.com.

Cautionary Statement on Forward-Looking Statements

This press release (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to the impact and timing of the transactions, sales or unit volume growth, organic sales growth, profit and profit margin growth, earnings growth, financial goals, the impact of currency devaluations or exchange controls in Venezuela, cost-reduction plans, tax rates, new product introductions and commercial investment levels. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.

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